UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC  20549
____________________
FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported) August 6, 2007 (August 1, 2007)

SULPHCO, INC.

(Exact Name of Registrant as Specified in Charter)

Nevada	001-32636	88-0224817
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4333 W. Sam Houston Pkwy N. Suite 190
Houston, TX  77043
(Address of principal executive offices)

Registrant’s telephone number, including area code (713) 896-9100

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

o	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 5 – CORPORATE GOVERNANCE AND MANAGEMENT

Item 5.02.  Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

(d) Appointment of Director

On August 1, 2007, the Board of Directors of SulphCo, Inc. (the “Company”) unanimously appointed Edward G. Rosenblum to its Board of Directors to serve until the next Annual Meeting of Shareholders. He has been appointed as Chairman of the Compensation Committee.

Mr. Rosenblum is a founding partner of the law firm of Rosenblum, Wolf & Lloyd, P.A. specializing in the area of property taxation and eminent domain.  During his long legal career, Mr. Rosenblum has had extensive exposure to the oil industry, handling refinery valuation cases involving Texaco, Coastal, Chevron and CITGO and serving as U.S. counsel for a publicly held British company which owned, operated and acquired bulk liquid storage terminals in the United States.

Upon becoming a director, Mr. Rosenblum received an option to purchase 150,000 shares1 of the Company’s common stock, and a grant of 43,353 restricted shares of the Company’s common stock, subject to shareholder approval.  The shares of common stock were granted in lieu of cash payment of the $150,000 annual retainer paid to the Company’s directors2.

1 An option to purchase 100,000 shares of the Company’s common stock is the initial grant given to Mr. Rosenblum to join the board and an option to purchase 50,000 shares of the Company’s common stock is part of the annual retainer given to all Company directors.

2 A $125,000 annual retainer is paid to all non-employee directors, and Mr. Rosenblum is entitled to receive an additional $25,000 for his appointment as Chairman of the Compensation Committee.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

SULPHCO, INC.

Dated as of: August 6, 2007	By:	/s/ Stanley W. Farmer
Name: Stanley W. Farmer Title: Vice President and Chief Financial Officer